Exhibit 10.1

OPERATING AGREEMENT

OF

NOVAS ENERGY NORTH AMERICA, LLC

October 22, 2015

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TABLE OF CONTENTS
(Continued)

-ii-

TABLE OF CONTENTS
(Continued)

		Page
12.6	Successors and Assigns	25
12.7	Governing Law	25
12.8	Currency	26
12.9	Partnership for Tax Purposes Only	26

SCHEDULE A – Member Information

SCHEDULE B – Membership Interest Adjustment Formula

SCHEDULE C – Initial Business Plan and Budget

SCHEDULE D – Exempt Employees

-iii-

OPERATING AGREEMENT

OF

NOVAS ENERGY NORTH AMERICA, LLC

THIS OPERATING AGREEMENT of Novas Energy North America, LLC, a Delaware limited liability company (the “Company”), is entered into as of October 22, 2015, by and among Novas Energy USA, Inc. (“Novas USA”) and Technovita Technologies USA, Inc. ( “Technovita”).

WHEREAS, the Members of the Company wish to enter into this Agreement setting forth their respective ownership interests in the Company and the principles by which it will be operated and governed; and

NOW, THEREFORE, in consideration of mutual covenants and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1
DEFINITIONS

1.1 Specific Definitions.  As used in this Agreement:

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) The Capital Account shall be increased by any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) The Capital Account shall be decreased by the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” shall mean a Person that directly or indirectly controls, is controlled by, or is under common control with another Person.

“Agreement” shall mean this Operating Agreement of Novas Energy North America, LLC, a Delaware limited liability company, including all schedules, appendices, and exhibits hereto, as amended in accordance with the terms hereof.

“Capital Account” shall mean, for each Member, a separate account established and maintained on the books and records of the Company that is:

(a) Increased by: (i) the amount of such Member’s Capital Contributions (including such Member’s initial Capital Contribution and any Additional Capital Contributions), (ii) allocations of Profits to such Member pursuant to Article 5, and (iii) the amount of any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member;

(b) Decreased by: (i) the amount of cash distributed to such Member by the Company; (ii) the Fair Market Value of any other property distributed to such Member by the Company (determined as of the time of distribution and net of liabilities secured by such property that the Member assumes or to which the Member’s ownership of the property is subject); (iii) allocations of Losses to such Member pursuant to Article 5, or (iv) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company;

(c) Otherwise adjusted in accordance with the provisions of this Agreement; and

(d) Revalued in connection with any event described in paragraph (a) of the definition of “Gross Asset Value” to the extent the Board of Directors determines that a revaluation is necessary to preserve the economic arrangement of the Members. In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations.

Capital Accounts shall be maintained in accordance with Treasury Regulations Section 1.704-1(b) and specifically in a manner consistent with the Member’s interest in the Company and the provisions of this Agreement shall be interpreted and applied in a manner consistent with such regulations and intent.

“Capital Contribution” shall mean, for any Member, the sum of the net amount of cash and the Fair Market Value of any other property (determined as of the time of contribution and net of liabilities secured by such property that the Company assumes or to which the Company’s ownership of the property is subject) contributed by such Member to the capital of the Company.

“Cause” shall mean: (i) a material failure to perform stated duties, and continued failure to cure such failure to the reasonable satisfaction of the Board of Directors; (ii) material violation of a Company policy or any written agreement or covenant with the Company; (iii) conviction of, or entry of a plea of guilty or nolo contendere to, a felony; (iv) a willful act that constitutes gross misconduct and which is injurious to the Company; or (v) the commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct.

“Coal Bed Methane Technology” means the technology owned, controlled and patented by Georesonance Ltd. involving the use of metallic plasma-generated, directed, non-linear, wideband, and elastic oscillations at resonance frequencies for the purposes of degasification and extraction of methane in coal seams.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Percentage” shall mean, for each Member, the percentage set forth on Schedule A.

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq, and any successor statute, as it may be amended from time to time.

“Deploy”, “Deployed” or “Deployment” means the use, treatment, development, marketing and commercialization of the Vertical Technology.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Directors.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Estimated Tax Amount” of a Member for a Fiscal Year (or portion thereof) means the product of (1) the federal taxable income allocated by the Company to the Member in accordance with Article 5 (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof), and (2) the marginal blended tax rate applicable to such income for the Member, as estimated in good faith from time to time by the Board of Directors. In making such estimate, the Board of Directors shall take into account amounts shown on IRS Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as in the reasonable business judgment of the Board of Directors are necessary or appropriate to reflect the estimated operations of the Company for the Fiscal Year.

“Fair Market Value” as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined by the Board of Directors.

“Fiscal Period” shall mean the Fiscal Year or such shorter period as necessary to take into account the Members’ varying interests in the Company.

“Fiscal Year” shall mean the period from January 1 through December 31 of each year (unless otherwise required by law).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The Gross Asset Value of all Company assets shall be adjusted to equal their respective Fair Market Values, immediately prior to the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a member; and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clause (i), (ii) and (iii) of this sentence shall be made only if the Board of Directors reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

(b) The Gross Asset Value of any Company asset distributed to any Member shall be the Fair Market Value of such asset on the date of distribution.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a) or paragraph (b) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Horizontal Technology” means the technology owned, controlled, and patented by Novas Sk Ltd., involving the use of metallic plasma-generated, directed, non-linear, wideband, and elastic oscillations at resonance frequencies in wells with drift angle of hole from 56 degrees in the inclined parts of the wellbore and up to 110 degrees in the inversion parts of the wellbore for the purposes of enhanced recovery of hydrocarbons.

“Majority-In-Interest of the Members” shall mean Members whose aggregate Membership Interests at the time of determination exceed fifty percent (50%).

“Member” shall mean those Persons admitted as members under this agreement as shown on Schedule A as such schedule may be updated from time to time. Except where the context requires otherwise, a reference in this Agreement to “the Members” shall mean all of the Members. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (a) to its distributive share of Profits and Losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act. The Membership Interest of each Member shall be expressed as a percentage interest and shall initially be the same proportion that such Member’s total Capital Contribution bears to the total Capital Contributions of all Members/as set forth on Schedule A.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deduction” shall mean an item of loss, expense or deduction attributable to a nonrecourse liability of the Company for which a Member bears the economic risk of loss within the meaning of Treasury Regulations Section 1.704-2(i).

“Minimum Gain” of the Company or “Company Minimum Gain” shall have the same meaning as the term “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2).

“Nonrecourse Deduction” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, governmental agency, or other entity, whether domestic or foreign.

“Profits and Losses” shall mean, for each Fiscal Year or other Fiscal Period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other Fiscal Period, as applicable, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(a) Any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) In the event that the Gross Asset Value of any Company asset is adjusted in accordance with paragraphs (a) or (b) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other Fiscal Period, computed in accordance with the definition of “Depreciation” above; and

(f) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Sections 5.2 or 5.3 shall not be taken into account in computing Profits or Losses.

“Quarterly Estimated Tax Amount” of a Member for any calendar quarter of a Fiscal Year means the excess, if any of (a) the product of (i) a quarter (¼) in the case of the first calendar quarter of the Fiscal Year, half (½) in the case of the second calendar quarter of the Fiscal Year, three-quarters (¾) in the case of the third calendar quarter of the Fiscal Year, and one (1) in the case of the fourth calendar quarter of the Fiscal Year and (ii) the Member’s Estimated Tax Amount for such Fiscal Year over (b) all distributions previously made during such Fiscal Year to such Member

“Related Party Agreement” means any agreement, arrangement or understanding between the Company and any Member or any Affiliate of a Member or any officer or employee of the Company.

“Sublicense Agreements” means (i) the Sublicense Agreement to be entered into between the Company and Technovita Technologies Corporation providing the Company with the exclusive and requisite authority to Deploy the Vertical Technology in Canada (except for the right of Technovita Technologies Corporation to Deploy the Vertical Technology in wells owned by it or its Affiliates in Canada), and (ii) the Sublicense Agreement to be entered into between the Company and Novas USA providing the Company with the exclusive and requisite authority to Deploy the Vertical Technology in the United States of America (except for the right of Novas USA to Deploy the Vertical Technology in wells owned by it or its Affiliates in the United States).

“Technovita Technologies Corporation” shall mean the exclusive licensee of Vertical Technology in Canada and the parent company and sole stockholder of Technovita Technologies USA, Inc.

“Transfer” shall mean any sale, exchange, transfer, gift, encumbrance, assignment, pledge, mortgage, hypothecation or other disposition, whether voluntary or involuntary.

“Treasury Regulations” shall mean the regulations issued by the United States Treasury Department.

“Vertical Technology” means the technology owned, controlled, and patented by Novas Energy Group Limited involving the use of metallic, plasma-generated, directed, nonlinear, wideband, and elastic oscillations at resonance frequencies in wells with drift angle of hole between 0 and 55 degrees in the inclined parts of the wellbore for the purpose of enhanced recovery of hydrocarbons.

“Year 1 Key Performance Indicators” means during a continuous twelve (12) month period commencing upon September 1, 2015, unless the Board of Directors otherwise approves a later date due to the Company having insufficient equipment or technicians available to Deploy the Vertical Technology as of September 1, 2015, each of: (1) sales from activities in the United States of America of greater than or equal to $2,829,000, (2) sales from activities in Canada of greater than or equal to $2,829,000, (3) EBITDA from activities in the United States of America of greater than or equal to $524,000, and (4) EBITDA from activities in Canada of greater than or equal to $524,000.

“Year 2 Key Performance Indicators” means, during a continuous twelve (12) month period commencing the day immediately following the conclusion of the period in which the Year 1 Key Performance Indicators were measured, each of: (1) sales from activities in the United States of America of greater than or equal to $19,310,000, (2) sales from activities in Canada of greater than or equal to $19,310,000, (3) EBITDA from activities in the United States of America of greater than or equal to $6,590,000, and (4) EBITDA from activities in Canada of greater than or equal to $6,590,000.

1.2 General Usage.  For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 2
FORMATION

2.1 Formation.

(a) The Company was formed on June 5, 2015, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.

(b) This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

2.2 Effective Date. This Agreement shall take effect on the date hereof (the “Effective Date”).

2.3 Name. The name of the Company is “Novas Energy North America, LLC”.

2.4 Term.  The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

2.5 Purpose and Scope.  The purpose and scope of the Company shall include any lawful action or activity permitted to a limited liability company under the Act; provided, however, that the Company’s principal purpose shall be the Deployment of the Vertical Technology and the provision of incidental services. The Members hereby expressly acknowledge that the purpose and scope of the Company shall not include the Deployment of the Horizontal Technology or the use of the Coal Bed Methane Technology.

2.6 Principal Office.  The Company shall have a single “Principal Office” which shall initially be located at Suite 350, 1122 4th Street SW, Calgary, Alberta, Canada, and may thereafter be changed from time to time upon the approval of the Board of Directors.

2.7 Delaware Office and Agent.  The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Company may designate from time to time in the manner provided by the Delaware Act. The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Company may designate from time to time in the manner provided by the Delaware Act.

2.8 Names, Contact and Other Information of the Members.  Set forth below the name of each Member on Schedule A shall be appropriate contact information for such Member (including such Member’s mailing address, telephone number, and facsimile number as well as, in the case of a Member that is an entity, the name or title of an individual to whom notices and other correspondence should be directed). Each Member shall promptly provide the Company with the information required to be set forth for such Member on Schedule A and shall thereafter promptly notify the Company of any change to such information.

Section 3
CAPITALIZATION

3.1 Initial Capital Contributions.  On the Effective Date, each Member shall make an initial Capital Contribution and shall be deemed to own Membership Interests in the amounts set forth opposite such Member’s name on Schedule A attached hereto. Notwithstanding the foregoing, it is hereby acknowledged that each Member’s initial Capital Contribution shall be delivered to the Company on the following schedule: (i) $600,000 shall be delivered by Novas USA and $400,000 shall be delivered by Technovita on the Effective Date, and (ii) $300,000 shall be delivered by Novas USA and $200,000 shall be delivered by Technovita on November 1, 2015. The Members hereby agree that an additional Capital Contribution of $300,000 by Novas USA and $200,000 by Technovita will be made on the two month anniversary of the Effective Date, but only in the event such additional Capital Contribution is needed by the Company and requested in writing. The Company shall update Schedule A upon the issuance or Transfer of any Membership Interests to any new or existing Member in accordance with this Agreement.

3.2 Additional Capital Contributions.

(a) The Members shall make additional Capital Contributions in cash (unless otherwise determined by the Board of Directors), in proportion to their respective Membership Interests, in such amounts and at such times as set forth in the Budget, as it may be amended from time to time (such additional Capital Contributions, the “Additional Capital Contributions”). Notwithstanding the foregoing, the Board of Directors shall be authorized to call for Additional Capital Contributions in an amount up to 20% in excess of the corresponding amounts set forth in the Budget, which amounts shall also constitute Additional Capital Contributions.

(b) If any Member shall fail to timely make, or notifies the other Member that it shall not make, all or any portion of any Additional Capital Contribution which such Member is obligated to make under Section 3.2(a), then such Member shall be deemed to be a “Non-Contributing Member”. The non-defaulting Member (the “Contributing Member”) shall be entitled, but not obligated, to loan to the Non-Contributing Member, by contributing to the Company on its behalf, all or any part of the amount (the “Default Amount”) that the Non-Contributing Member failed to contribute to the Company (each such loan, a “Default Loan”), provided, that such Contributing Member shall have contributed to the Company its pro rata share of the applicable Additional Capital Contribution. Such Default Loan shall be treated as an Additional Capital Contribution by the Non-Contributing Member. Each Default Loan shall bear interest (compounded monthly on the first day of each calendar month) on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at the lesser of (i) 15% per annum or (ii) the maximum rate permitted at law (the “Default Rate”). Each Default Loan shall be recourse solely to the Non-Contributing Member’s Membership Interest. Default Loans shall be repaid out of the distributions that would otherwise be made to the Non-Contributing Member under Article 6, as more fully provided for in Section 3.2(c). So long as a Default Loan is outstanding, the Non-Contributing Member shall have the right to repay the Default Loan (and interest then due and owing) in whole or in part. Upon the repayment in full of all Default Loans made in respect of a Non-Contributing Member, such Non-Contributing Member shall cease to be a Non-Contributing Member.

(c) Notwithstanding any other provisions of this Agreement, any amount that otherwise would be paid or distributed to a Non-Contributing Member pursuant to Article 6 shall not be paid to the Non-Contributing Member but shall be deemed paid and applied on behalf of such Non-Contributing Member (i) first, to accrued and unpaid interest on all Default Loans (in the order of their original maturity date), (ii) second to the principal amount of such Default Loans (in the order of their original maturity date) and (iii) third, to any Additional Capital Contribution of such Non-Contributing Member that has not been paid and is not deemed to have been paid.

(d) In the event a Default Loan has been outstanding for more than six (6) months, the Contributing Member may elect to convert the principal and accrued and unpaid interest under the Default Loan into additional Membership Interests by written notice to the Company and the Non-Contributing Members. Upon receipt of written notice of such election by the Contributing Member: (i) the Default Loan shall be converted into an Additional Capital Contribution by the Contributing Member in an amount equal to the principal and unpaid interest on the Default Loan, (ii) the Non-Contributing Member will be deemed to have received a distribution pursuant to Article 6 of an amount equal to the principal and unpaid interest on the Default Loan, (iii) such distribution will be deemed paid to the Contributing Member in repayment of the Default Loan, and (iv) the amount will be deemed contributed by the Contributing Member as an Additional Capital Contribution, the Contributing Member’s Capital Account will be increased by, and the Non-Contributing Member’s Capital Account will be decreased by, an amount equal to the principal and unpaid interest on the Default Loan. The Company shall revise Schedule A to reflect the increase in the Membership Interest of the Contributing Member accordingly.

3.3 Performance-Based Adjustment to Membership Interests.  (a) In the event the Company fails to satisfy any Year 2 Key Performance Indicator by an amount greater than five percent (5%) but less than or equal to twenty five percent (25%), (i) Technovita’s Membership Interest shall be decreased by adjusting it in accordance with the formula set out on Schedule B, and (ii) Novas USA’s Membership Interest shall be increased by an equivalent amount. (b) In the event the Company fails to satisfy any Year 2 Key Performance Indicator by an amount greater than twenty five percent (25%), (i) Technovita’s Membership Interest shall be decreased to fifteen percent (15%), and (ii) Novas USA’s Membership Interest shall be increased to eighty five percent (85%). Notwithstanding anything herein to the contrary, upon the occurrence of any event described in this Section 3.3, the Company shall update Schedule A to reflect the adjusted Membership Interests. The Members intend the adjustments contemplated by this Section 3.3 to be treated as an adjustment to the initial Capital Contribution in exchange for issuance of Membership Interests, and neither the Company nor any Member shall take any tax reporting position inconsistent with the foregoing except to the extent required by a taxing authority.

3.4 Withdrawal and Return of Capital.  Except as provided in Section 6 and Section 11 or as otherwise agreed to by the Members, no Member shall be entitled to the return of such Member’s Capital Contribution, a distribution in respect of such Member’s Capital Account balance, or any other distribution in respect of such Member’s Interest except as otherwise provided in this Agreement.

3.5 Loans to the Company.  No Member shall be required to lend any money to the Company or to guaranty any Company indebtedness. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account except as otherwise provided in this Agreement.

3.6 Interest on Capital.  No Member shall be entitled to interest on such Member’s Capital Contribution, Capital Account balance or share of unallocated Profits.

3.7 Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 4
MEMBERS

4.1 Admission of New Members.

(a) New Members may be admitted from time to time (i) in connection with the issuance of Membership Interests by the Company, subject to compliance with the provisions of Section 4.1(b), and (ii) in connection with a Transfer of Membership Interests, subject to compliance with the provisions of Article 9, and in either case, following compliance with the provisions of Section 4.1(b).

(b) In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Membership Interests, such Person shall have executed and delivered to the Company a written undertaking to be bound by the terms and conditions of this Agreement. Upon the amendment of Schedule A of the Agreement by the Company and the satisfaction of any other applicable conditions, including the receipt by the Company of payment for the issuance of Membership Interests, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. If additional Membership Interests are issued or granted in the future to Persons, such grants or issuances shall dilute the Company Percentages of existing Members on a pro rata basis in proportion to such Members’ Company Percentages.

4.2 Limitation of Liability; Return/Withholding of Certain Distributions.

(a) Except as otherwise required by applicable law or expressly in this Agreement, a Member shall have no personal liability for the debts, obligations or liabilities of the Company or other Members solely by reason of being a Member.

(b) A Member that receives a distribution (i) in violation of this Agreement or (ii) that is required to be returned to the Company under applicable law shall return such distribution within thirty (30) days after demand therefor by any Member. The Company may elect to withhold from any distributions otherwise payable to a Member amounts due to the Company from such Member.

Nothing in this Section 4.2 shall be applied to release any Member from (i) its obligation to make Capital Contributions or other payments specifically required under this Agreement or (ii) its obligations pursuant to any relationship between the Company and such Member acting in a capacity other than as a Member (including, for example, as a borrower, employee or independent contractor).

4.3 Succession Upon Transfer.In the event that any Membership Interests are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interests and shall receive allocations and distributions pursuant to the terms of this Agreement in respect of such Membership Interests

4.4 Action by Members.  To the extent that any act or matter requires the vote of the Members, and except as may be otherwise specifically provided herein, such vote shall be by Majority-In-Interest of the Members.

4.5 Member Expenses.  Except as otherwise provided in this Agreement, no Member shall be reimbursed for expenses incurred on behalf of, or otherwise in connection with, the Company. Any reimbursement paid by a third party for expenses actually reimbursed by the Company shall be retained by (or paid over by the recipient thereof to) the Company.

Section 5
ALLOCATIONS

5.1 Allocations of Company Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses and, to the extent necessary, individual items of income, gain, loss or deduction of the Company shall be allocated among the Members, after taking into account amounts specially allocated pursuant to Section 5.2, pro rata in accordance with their Membership Interests.

5.2 Allocation Adjustments Required to Comply With Section 704(b) of the Code.

(a) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member created by such adjustments, allocations or distributions as quickly as possible. This Section 5.2(a) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(b) In accordance with the provisions of Treasury Regulations Section 1.704-2(i), each item of Nonrecourse Deduction shall be allocated among the Members in accordance with their Membership Interests.

(c) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain during any Fiscal Year, each Member that has a share of such Member Minimum Gain shall be specially allocated Profits for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.2(c) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(d) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Profits for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2(d) is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(e) The allocations set forth in Sections 5.2(a) through 5.2(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article 5 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Members so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

5.3 Tax Allocations.

(a) Subject to Sections 5.3(b) and (c), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 5.1 and Section 5.2, except that if any such allocation for tax purposes is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth in Section 5.1 and Section 5.2.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method with curative allocations of Treasury Regulations Section 1.704-3(c), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value. If the Gross Asset Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c).

(c) Any tax credits or similar items shall be allocated to the Members according to their interests in such items as determined by the Board of Directors taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(d) Allocations pursuant to this Section 5.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, distributions or other items pursuant to any provisions of this Agreement.

5.4 Allocations in Event of Transfer. If an Interest in the Company is Transferred in accordance with this Agreement, allocations of Profits and Losses as between the transferor and transferee shall be determined using the interim closing of the books method.

Section 6
DISTRIBUTIONS

6.1 Distributions.  Except as otherwise provided in this Agreement, distributions prior to the Dissolution of the Company shall be made in accordance with this Section 6.1 and each Member actually receiving amounts pursuant to a specific distribution by the Company shall receive a pro rata share based on such Member’s Membership Interest of each item of cash or property of which such distribution is constituted. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate §18-607 of the Delaware Act or other applicable law.

(a) The Board of Directors at least once annually shall determine in the Board of Director’s reasonable judgment to what extent the Company has cash and any property available for distribution taking into account current and anticipated needs (including without limitation operating expenses, debt service, guaranteed payments and a reserve for future operating costs). To the extent such cash is available, the Board of Directors may cause the Company to distribute such excess cash and any property available for distributions among the Members’ in accordance with their respective Membership Interests.

(b) If a Member has (i) an unpaid Additional Capital Contribution that is overdue and/or (ii) an outstanding Default Loan due to another Member, any amount that otherwise would be distributed to such Member (up to the amount of such Additional Capital Contribution or outstanding Default Loan, together with interest accrued thereon) shall not be paid to such Member but shall be deemed distributed to such Member and applied on behalf of such Member pursuant to Section 3.2(c).

6.2 Tax Distributions.  Subject to restrictions imposed by applicable law or any restrictions in any debt-financing arrangements to which the Company is a party, and subject to the discretion of the Board of Directors to retain any other amounts necessary to satisfy the Company’s obligations, at least five (5) days before each date prescribed by the Code for a calendar-year corporation to pay quarterly installments of estimated tax, the Company shall use commercially reasonable efforts to distribute cash to each Member in proportion to and to the extent of such Member’s Quarterly Estimated Tax Amount for the applicable calendar quarter (each such distribution, a “Tax Distribution”). The provisions of this Section 6.2 will be deemed to be satisfied if the Budget provides for quarterly distributions sufficient to satisfy each Member’s Quarterly Estimated Tax Amount. For the avoidance of doubt, all Tax Distributions shall be made pro rata in accordance with their Membership Interests.

6.3 Withholding Taxes.

(a) The Company shall withhold taxes from distributions to, and allocations among, the Members to the extent required by law (as determined by the Board of Directors in its reasonable discretion). Except as otherwise provided in this Section 6.3, any amount so withheld by the Company with regard to a Member shall be treated for purposes of this Agreement as an amount actually distributed to such Member pursuant to Section 6.1. An amount shall be considered withheld by the Company if, and at the time, remitted to a governmental agency without regard to whether such remittance occurs at the same time as the distribution or allocation to which it relates; provided, however, that an amount actually withheld from a specific distribution or designated by the Company as withheld from a specific allocation shall be treated as if distributed at the time such distribution or allocation occurs.

(b) If, pursuant to Section 6.3(a), an amount withheld with regard to a Member is treated for purposes of this Agreement as an amount distributed to such Member pursuant to Section 6.1, subsequent actual distributions to such Member pursuant to Section 6.1 shall be reduced as necessary to, as quickly as possible, cause the aggregate distributions to such Member over the term of the Company (including actual distributions and distributions deemed to have occurred pursuant to Section 6.3(a)) to equal the actual distributions that would have been made to such Member if Section 6.3(a) were not part of this Agreement.

(c) Each Member hereby agrees to indemnify the Company and the other Members for any liability they may incur for failure to properly withhold taxes in respect of such Member; moreover, each Member hereby agrees that neither the Company nor any other Member shall be liable for any excess taxes withheld in respect of such Member’s Membership Interest and that, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority.

Section 7
ADMINISTRATION

7.1 Management of the Company.  The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, and the Board of Directors shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. The Board of Directors shall consist of five (5) members, each of whom shall be a natural person, and one of whom shall be the then acting Chief Executive Officer of Propell Technologies Group, Inc., the parent company of Novas USA. Two (2) members of the Board of Directors shall be appointed by Technovita (the “Technovita Directors”), and three (3) members of the Board of Directors shall be appointed by Novas USA (the “Novas Directors”). The Technovita Directors shall initially be Ken Stankievech and vacant, and the Novas Directors shall initially be Ivan Persiyanov, John Huemoeller (as the current CEO of Propell Technologies Group, Inc.) and vacant. Any Technovita Director may be removed at any time, with or without cause, by Technovita, and any Novas Director may be removed at any time, with or without cause, by Novas USA. Each director shall have one (1) vote on all matters brought before the Board of Directors.

7.2 Resignations and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events, and such resignation need not be accepted by the Board of Directors to make it effective. Vacancies created by the resignation, death, removal or other cause of a director shall be filled by the Member that appointed such director in accordance with Section 7.1.

7.3 Meetings.  The Board of Directors shall meet at such time and at such place as the Board of Directors may designate (either within or outside the State of Delaware). Members of the Board of Directors may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. Notwithstanding the foregoing, the Board of Directors shall meet at least once quarterly. At such meetings, management shall provide to the Board of Directors a presentation of the Company’s performance during the relevant quarter and year-to-date against the Budget for the applicable periods, as well as an update on the Company’s business and prospects.

7.4 Notice of Meetings. Notice of each meeting of the Board of Directors shall be given to each member of the Board of Directors at least 48 hours prior to each such meeting. Attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

7.5 Quorum. At all meetings of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

7.6 Board Action by Written Consent Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 7.6 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

7.7 Officers. The officers of the Company shall include a Chief Executive Officer, who shall be initially selected by Technovita (who shall initially be Ken Stankievech, President and Chief Executive Officer), a Deputy Chief Executive Officer or other key manager, who shall be initially selected by Novas USA (who shall initially be James McGowin, Executive Vice President, Sales and Marketing), and a Chief Technology Officer, who shall be selected by the unanimous written consent of the Members (initially vacant). In the event the initial Chief Executive Officer or Deputy Chief Executive Officer (or other key manager selected by Novas USA pursuant to this Section 7.7) are no longer employed in such capacity with the Company, the replacement Chief Executive Officer or Deputy Chief Executive Officer (or other key manager selected by Novas USA pursuant to this Section 7.7), as applicable, shall be selected by the Board of Directors, however Technovita or Novas USA, as applicable, shall have the right to nominate a candidate for consideration by the Board of Directors to serve as the replacement Chief Executive Officer or Deputy Chief Executive Officer (or other key manager selected by Novas USA pursuant to this Section 7.7), as applicable. The officers of the Company shall also initially consist of Alexander Poustovoit, Executive Vice President, Operations, and Tommy Andrews, Executive Vice President, Finance and Administration. The Board of Directors may appoint additional individuals as officers of the Company as it deems necessary or desirable to carry on the business of the Company, and the Board of Directors may delegate to such officers such power and authority as the Board of Directors deems advisable. Each officer shall hold office until his or her successor is appointed or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Board of Directors. Any officer may be removed with or without cause at any time by the Member or Members entitled to select such officer with respect to the Chief Executive Officer, Deputy Chief Executive Officer (or other key manager selected by Novas USA pursuant to this Section 7.7) or Chief Technology Officer, or by the Board of Directors acting by majority vote with respect to any officers other than the Chief Executive Officer, Deputy Chief Executive Officer (or other key manager selected by Novas USA pursuant to this Section 7.7) or Chief Technology Officer. Notwithstanding anything herein to the contrary, the Board of Directors shall have the power to remove any officer of the Company for Cause. The determination as to whether such officer is being terminated for Cause will be made in good faith by the Board of Directors and will be final and binding.

7.8 Authority of Officers to Bind the Company. Subject to Section 7.9 and 7.10, any contract, agreement, deed, lease, note or other document or instrument executed on behalf of the Company by the Chief Executive Officer, Deputy Chief Executive Officer (or other key manager selected by Novas USA pursuant to Section 7.7) of Chief Technology Officer shall be deemed to have been duly executed by the Company; no other signature (including, for avoidance of doubt, the signature of any Member) shall be required in connection with the foregoing and third parties shall be entitled to rely upon the power of the Chief Executive Officer, Deputy Chief Executive Officer (or other key manager selected by Novas USA pursuant to Section 7.7) or Chief Technology Officer to bind the Company without otherwise ascertaining that the requirements of this Agreement have been satisfied. Notwithstanding the foregoing, the Members hereby acknowledge and agree that the Chief Executive Officer shall have the primary responsibility and authority with respect to implementing the strategy and overseeing the day to day operations of the Company. Neither the Deputy Chief Executive Officer (or other key manager selected by Novas USA pursuant to Section 7.7), the Chief Technology Officer or any other officer of the Company shall take any action to bind the Company in a manner contrary to the instructions of the Chief Executive Officer.

7.9 Actions Requiring Approval of the Board of Directors. Without the written approval of the Board of Directors, the Company shall not, and the officers of the Company shall not cause the Company to, enter into any commitment to:

(a) Incur any indebtedness, pledge or grant liens on any assets or guarantee, assume, endorse or otherwise become responsible for the obligations of any other Person, except to the extent approved or authorized in the Budget;

(b) Make any loan, advance or capital contribution in any Person, except to the extent approved or authorized in the Budget;

(c) Transfer any equipment necessary in the Deployment of the Vertical Technology to any third party;

(d) Enter into or effect any transaction or series of related transactions involving the sale of the Company or the sale, lease, license, exchange or other disposition (including by merger, consolidation, sale of assets or similar business transaction) by the Company of any assets in excess of $300,000;

(e) Appoint or remove the Company’s auditors or make any changes in the accounting methods or policies of the Company (other than as required by GAAP); or

(f) Enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets) by the Company of any equity interests of any Person and/or assets in excess of $300,000; or

(g) Enter into or effect any commercial transaction or series of related commercial transactions involving anticipated liabilities or revenues to the Company in excess of $500,000, or that materially vary from the Company’s existing strategy or business plan; provided, however, that if the Board of Directors has not approved or denied such transaction(s) within two Business Days of management’s written notice to the Board of Directors presenting such transaction(s), then such transaction(s) shall be deemed to not require the approval of the Board of Directors pursuant to this Section 7.9(g) and such transaction(s) may proceed on the recommendation of management.

7.10 Actions Requiring Approval of the Members.  Without the unanimous written approval of the Members, the Company shall not, and the officers of the Company shall not cause the Company to, enter into any commitment to:

(a) Amend, modify or waive the Certificate of Formation or this Agreement, except to amend Schedule A as permitted in accordance with the terms of this Agreement;

(b) Make any material change to the nature of the business conducted by the Company;

(c) Modify the Membership Interests of any Member (except as expressly contemplated pursuant to the terms of this Agreement) or admit additional Members to the Company;

(d) Enter into, amend in any material respect, waive or terminate any Sublicense Agreement (except as otherwise provided herein) or any other Related Party Agreement, other than service contracts on the same terms as the Company offers to customers generally; or

(e) Make any material change in the compensation of the officers.

7.11 Sale Transactions. In the event the Board of Directors, pursuant to Section 7.9, approves a transaction or series of related transactions involving the sale of the Company or the sale, lease, license, exchange or other disposition (including by merger, consolidation, sale of assets or similar business transaction) by the Company of any assets in excess of $5,000,000 (a “Sale Transaction”), the Board of Directors shall then submit such proposed Sale Transaction to the Members for their approval. Without the written approval of the Members, the Company shall not, and the officers of the Company shall not cause the Company to, enter into any Sale Transaction except in accordance with this Section 7.11. In the event the Members do not agree on proceeding with the Sale Transaction, they shall negotiate in good faith to resolve any differences regarding such determination. If the disagreement cannot be resolved within fifteen (15) days after approval by the Board of Directors, the Company shall retain KPMG LLP, or if KPMG LLP is unavailable, another independent nationally recognized accounting firm or valuation expert as agreed to by the Members (which agreement shall not be unreasonably withheld) (the “Third Party Valuator”). The Third Party Valuator will conduct a valuation analysis of the Company or the assets proposed to be sold in the Sale Transaction. If the Third Party Valuator determines the value of the Company or the assets proposed to be sold in the Sale Transaction to be less than or equal to the price offered by the acquiror in the Sale Transaction, then the Member objecting to the Sale Transaction shall be deemed to approve of the Sale Transaction, and will be required to vote in favor of the Sale Transaction if a vote is held, and the Sale Transaction will be deemed to have been approved by both Members. If the Third Party Valuator determines the value of the Company or the assets proposed to be sold in the Sales Transaction to be greater than the price offered by the acquiror in the Sale Transaction, then the Member proposing the Sale Transaction shall be deemed to reject the Sales Transaction, and will be required to vote against the Sales Transaction if a vote is held, and the Sale Transaction will be deemed to have been rejected by both Members. The Third Party Valuator’s decision will be final, conclusive and binding, and shall be deemed to have been accepted by all of the parties to this Agreement. The Members will share equally the Third Party Valuator’s fees and expenses. All determinations in accordance with this Section 7.11 will be in writing and will be delivered to each party. If the parties cannot agree on appointing the Third Party Valuator, each of the parties will select an independent nationally recognized accounting firm or valuation expert and those two independent nationally recognized accounting firms or valuation experts, as applicable, will appoint the Third Party Valuator.

7.12 Budget. Subject to the provisions set forth below, at least sixty (60) days before the beginning of each Fiscal Year, management (led by the Chief Executive Officer) shall prepare and submit to the Members and the Board of Directors an annual budget for the Company for such upcoming Fiscal Year (each, a “Budget”). The Budget shall include detailed capital and operating expense budgets, cash flow projections (which shall include amounts and due dates of all projected calls for Additional Capital Contributions) and profit and loss projections, and shall expressly contemplate and provide for quarterly royalty payments in accordance with the terms and conditions of the Sublicense Agreements. Not later than thirty (30) days following its receipt of the proposed Budget, the Board of Directors must approve or disapprove the proposed Budget. If the Board of Directors disapproves of the proposed Budget, then management shall use good faith efforts to prepare a revised proposed Budget addressing the concerns of the Board of Directors. If, after thirty (30) days of the Board of Directors’ disapproval of the proposed Budget management has not prepared a revised proposed Budget that is acceptable to the Board of Directors, then the previous year’s Budget shall be applied in the event the dispute is with respect to the Fiscal Year ended December 31, 2017 or December 31, 2018. If the dispute is with respect to a Fiscal Year ending after December 31, 2018, then the Budget shall be prepared by the Members holding a Majority-in-Interest of the Members. Management shall operate the Company in accordance with the Budget (subject to the right of the Board of Directors to call for Additional Capital Contributions in an amount up to 20% in excess of the corresponding amounts set forth in the Budget in accordance with Section 3.2(a)). The initial business plan and Budget for the Company for the period from September 1, 2015 to August 31, 2016 (the “Initial Budget”), which has previously been approved by the Members, is attached hereto as Schedule C. Notwithstanding the foregoing, the first Budget following the Initial Budget shall be prepared for the period from September 1, 2016 to December 31, 2017, and shall be submitted to the Board of Directors and the Members no later than June 30, 2016.

7.13 Additional Capital Contributions in Excess of $3,000,000. Notwithstanding the provisions of Section 7.12, in the event any Budget calls for Additional Capital Contributions in excess of $3 million, then such Additional Capital Contributions must be approved by at least four members of the Board of Directors, or if there are less than five Directors in office, the unanimous consent of the Board of Directors. This supermajority or unanimous approval requirement, as applicable, will not apply in the event one of the Members has a Membership Interest of fifteen percent (15%) or less at the time the Additional Capital Contribution is submitted for approval by the Board of Directors. For greater certainty, in the event any Additional Capital Contributions are approved in accordance with this Section 7.13, and any Member fails to timely make, or notifies the other Member that it shall not make, all or any portion of any such Additional Capital Contribution, such Member will be deemed a Non-Contributing Member and the provisions of Section 3.2 shall apply.

7.14 Termination of License Agreements.

In the event of a termination of the License Agreement (as defined in the Sublicense Agreement between, inter alia, the Company and Technovita Technologies Corporation), one hundred percent (100%) of Technovita’s Membership Interest in the Company and all of Technovita’s rights under this Agreement shall be transferred and assigned to Novas USA, and Technovita shall no longer be a party to this Agreement or Member of the Company. In the event of a termination of the License Agreement (as defined in the Sublicense Agreement between, inter alia, the Company and Novas USA), one hundred percent (100%) of Novas USA’s Membership Interest in the Company and all of Novas USA’s rights under this Agreement shall be transferred and assigned to Technovita, and Novas USA shall no longer be a party to this Agreement or Member of the Company. The Members intend the adjustments contemplated by this Section 7.14 to be treated as an adjustment to the initial Capital Contribution in exchange for issuance of Membership Interests, and neither the Company nor any Member shall take any tax reporting position inconsistent with the foregoing except to the extent required by a taxing authority.

7.15 Member Owned Wells. Upon request by a Member, the Company shall Deploy the Vertical Technology in wells owned by a Member or its Affiliates in accordance with a master service agreement approved by the Member or its Affiliate and the Company. Members and their Affiliates shall pay market price for the Deployment of Vertical Technology in their owned wells, and the Company shall prioritize the treatment schedule of all Deployments of Vertical Technology made pursuant to this Section 7.15 relative to third-party customers. Notwithstanding the foregoing, and for greater certainty, Technovita Technologies Corporation shall have the right to Deploy the Vertical Technology in wells owned by it or its Affiliates in Canada, and Novas USA shall have the right to Deploy the Vertical Technology in wells owned by it or its Affiliates in the United States.

7.16 Business Opportunities. The Company shall be the exclusive service provider of Vertical Technology in the United States of America and Canada pursuant to the terms and conditions of the Sublicense Agreements. Notwithstanding the foregoing, Novas USA shall retain the right to Deploy the Vertical Technology on wells in the United States of America which are owned by Novas USA or its Affiliates, Technovita Technologies Corporation shall retain the right to Deploy the Vertical Technology on wells in Canada which are owned by Technovita Technologies Corporation or its Affiliates, and nothing contained in this Agreement shall prevent any Member or any of its Affiliates from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the business of the Company. None of the Members nor any of their Affiliates shall be obligated to account to the Company or to the other Member for any profits or income earned or derived from other such activities or businesses (except in the event that the Company Deploys the Vertical Technology on behalf of a Member or one of its Affiliates on wells owned by a Member or one of its Affiliates, in which case such Member will pay market prices to the Company for the provision of such services).

Section 8
EXCULPATION AND INDEMNIFICATION

8.1 Exculpation of Covered Persons.

(a) As used herein, the term “Covered Person” shall mean (i) each Member; (ii) each officer, director, stockholder, partner, member, Affiliate, employee, agent or representative of each Member, and each of their Affiliates; and (iii) each director, officer, employee, agent or representative of the Company.

(b) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement by such Covered Person or is not made in knowing violation of the provisions of this Agreement.

(c) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Profits or Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) another Member; (ii) one or more directors, officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Delaware Act.

8.2 Liabilities and Duties of Covered Persons.

(a) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b) Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.

8.3 Indemnification.

(a) To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the Business of the Company; or

(ii) such Covered Person being or acting in connection with the Business of the Company as a member, stockholder, Affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective Affiliates, or that such Covered Person is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of any Person including the Company;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement by such Covered Person or a knowing violation of the provisions of this Agreement. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence, willful misconduct or a knowing violation or material breach of this Agreement.

(b) Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.3 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

Section 9
TRANSFERS AND WITHDRAWALS

9.1 Transfers of Interests.  A Member shall not Transfer all or any portion of its Membership Interest, except (i) with the unanimous consent of the Members; or (ii) as permitted under this Article 9 or Section 4.1. Any Transfer or attempted Transfer of any Membership Interest in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Membership Interest for all purposes of this Agreement.

9.2 Permitted Transfers. The provisions of Section 9.1 shall not apply to any Transfer by any Member of all or any portion of its Membership Interest to its Affiliate; provided such Transfer would not reasonably be expected to cause (a) a “technical termination” of the Company for purposes of Section 708 of the Code, or (b) the Company to become a “publicly traded partnership” for purposes of Section 7704(b) of the Code.

9.3 No Withdrawal or Removal.  The Members shall not withdraw from the Company or otherwise cease to be a Member, except in connection with the dissolution of the Company.

Section 10
ACCOUNTING; TAX MATTERS

10.1 Records and Financial Statements.

(a) The Company shall maintain true and proper books, records, reports, and accounts in which shall be entered all transactions of the Company. The books, records, reports, accounts and schedules of the Company shall segregate the Company’s Canadian and U.S. revenues and activities in a manner appropriate to permit the calculation of the Year 1 Key Performance Indicators and the Year 2 Key Performance Indicators, and to allocate the royalty payments made by the Company under the Sublicense Agreements between Canada and the United States in order to permit the Members to confirm the satisfaction of their or their Affiliates’, as applicable, minimum royalty obligations under their or their Affiliates’, as applicable, respective license agreements with Novas Energy Group Limited. The Company shall also maintain all schedules to this Agreement and shall update such schedules promptly upon receipt of new information relating thereto. Copies of such books, records, reports, accounts and schedules shall be located at the office in which the principal financial or accounting officer of the Company resides and shall be available to any Member for inspection and copying, upon at least two business days’ notice, during reasonable business hours; provided, however, that confidential communications between the Company and its legal counsel relating to an actual or potential controversy or claim between the Company and a Member may be withheld from such Member as determined by the Board of Directors in its sole discretion.

(b) As soon as available, and in any event within forty five (45) days after the end of each Fiscal Year, the Company shall provide to each Member audited balance sheets of the Company as at the end of each such Fiscal Year and audited statements of income, cash flows and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board of Directors, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby.

(c) As soon as available, and in any event within twenty (20) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), the Company shall provide to each Member unaudited balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and consolidated statements of income, cash flows and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

10.2 Income Tax Status. It is the intent of this Company and the Members that this Company shall be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

10.3 Tax Matters Member.

(a) The Members hereby appoint Novas USA as the “Tax Matters Member” who shall serve as the “tax matters partner” (as such term is defined in Code Section 6231) for the Company. For any year that the Company meets the definition of a small partnership in Code Section 6231(a)(1)(B)(i), the Tax Matters Member shall elect to apply the TEFRA audit rules of Code Sections 6221 through 6234.

(b) The Tax Matters Member is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Member shall promptly notify the Members if any tax return of the Company is audited or if any adjustments are proposed by any Taxing Authority, and shall take such action as is necessary to cause each other Member to become a notice partner within the meaning of Section 6231(a)(8) of the Code. Without the consent of the other Members, the Tax Matters Member shall not extend the statute of limitations, file a request for administrative adjustment, file suit relating to any Company tax refund or deficiency or enter into any settlement agreement relating to items of income, gain, loss or deduction of the Company with any taxing authority.

(c) The Tax Matters Member will make an election under Section 754 of the Code, if requested in writing by the Board of Directors. Except as otherwise provided herein, all determinations as to tax elections and accounting principles shall be made solely by the Tax Matters Member; provided, that any determination that would benefit the Tax Matters Member to the detriment of another Member shall require the consent of the other Member.

(d) Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return.

(e) The Tax Matters Member may resign at any time if there is another Member to act as the Tax Matters Member.

10.4 Tax Returns. At the expense of the Company, the officers of the Company shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company own property or do business.

10.5 Company Funds. All funds of the Company shall be deposited in its name in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Board of Directors. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such officer or officers as the Board of Directors may designate.

Section 11
DISSOLUTION AND LIQUIDATION

11.1 Triggering Events.  Upon the occurrence of any of the following events, the Sublicense Agreements shall be terminated (however, the Company may continue to perform its obligations under agreements previously entered into, but shall not enter into any new agreements, with respect to the Deployment of the Vertical Technology), and, unless the Members otherwise agree, all remaining assets shall be liquidated and used to satisfy obligations of the Company and make distributions to the Members in accordance with Sections 11.3 to 11.7:

(a) Upon the election of a Member in the event of a permanent cessation of the Company’s business;

(b) Upon the election of Novas USA in the event the Company fails to satisfy any Year 1 Key Performance Indicator or Year 2 Key Performance Indicator by an amount greater than five percent (5%) of the applicable metric; or

(c) The consent of Technovita and Novas USA to dissolve the Company.

11.2 Additional Triggering Events.  Upon the occurrence of any of the following events, the Company shall be dissolved and its affairs wound up in accordance with Sections 11.3 to 11.7:

(a) The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company; or

(b) The entry of a decree of judicial dissolution under § 18-802 of the Delaware Act.

To the maximum extent permitted by the Delaware Act, the Members hereby waive their rights to seek a judicial dissolution of the Company for reasons other than those listed in Section 11.1 or this Section 11.2.

11.3 Covenants upon Dissolution.  Upon the effectiveness of the dissolution of the Company pursuant to Section 11.4, the parties hereby agree as follows:

(a) For a period of one year beginning on the date of the effectiveness of the dissolution of the Company (the “Non-Solicitation Period”), Technovita shall not directly or indirectly through one or more of any of its Affiliates, hire or solicit, or encourage any other Person to hire or solicit, any individual who has been employed by the Company and worked on the Deployment of the Vertical Technology in the United States, other than those individuals set forth on Schedule D, or encourage any such individual to leave such employment.

(b) During the Non-Solicitation Period, Novas USA shall not directly or indirectly through one or more of any of its Affiliates, hire or solicit, or encourage any other Person to hire or solicit, any individual who has been employed by the Company and worked on the Deployment of the Vertical Technology in Canada, other than those individuals set forth on Schedule D, or encourage any such individual to leave such employment.

(c) This Section 11.3 shall not prevent a Member from hiring or soliciting any employee or former employee of the Company who responds to a general solicitation that is a public solicitation of prospective employees and not directed specifically to any Company employee.

(d) Novas USA or its parent Propell Technologies Group, Inc. shall have the option to retain (i) Trent Hunter, and (ii) the key manager nominated by Propell Technologies Group, Inc. then employed by the Company, and Technovita shall not directly or indirectly through one or more of its Affiliates, make any offer of employment to such individuals unless Novas USA declines to exercise such option.

(e) All data, documentation and records of the Company relating to the Deployment of the Vertical Technology in Canada shall be transferred to Technovita, and all data, documentation and records of the Company relating to the Deployment of the Vertical Technology in the United States shall be transferred to Novas USA.

11.4 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 11.1 or 11.2 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 11.5 and the Certificate of Formation shall have been cancelled as provided in Section 11.6.

11.5 Liquidation. If the Company is dissolved pursuant to Section 11.1 or 11.2, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a) The Board of Directors shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b) As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law: First, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company); Second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and Third, to the Members in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.

(d) Notwithstanding the foregoing, the intellectual property assets of the Company, including Sublicensee Improvements (as defined in the Sublicense Agreements), shall be distributed (i) to Technovita Technologies Corporation for use solely in Canada and its territories and possessions, and (ii) to Novas USA for use solely in the United States of America, its territories and possessions, and Mexico.

11.6 Termination of Agreement and Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 11.5(c) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

11.7 Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Profits, Losses and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

Section 12
GENERAL PROVISIONS

12.1 Amendments.  No provision of this Agreement may be amended or modified except by an instrument in writing executed by both of the Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule A following any new issuance, redemption, repurchase or Transfer of Membership Interests in accordance with this Agreement may be made without the consent of or execution by the Members.

12.2 Counterparts; Binding upon Members.  This Agreement may be executed in any number of counterparts and, when so executed, all of such counterparts shall constitute a single instrument binding upon all parties notwithstanding the fact that all parties are not signatory to the original or to the same counterpart.

12.3 No Third Party Beneficiaries.  Except as provided in Article 8, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.4 Notices, Consents, Elections, Etc.  All notices, consents, agreements, elections, amendments, demands and approvals provided for or permitted by this Agreement or otherwise relating to the Company shall be in writing and signed copies thereof shall be retained with the books of the Company. For purposes of the following provisions of this Section 12.4, the term “notice” shall be deemed to include any notice, statement, report, consent or similar item required or permitted to be provided to one or more Persons under this Agreement or applicable law.

12.5 Severability.  In the event that any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed, and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

12.6 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

12.7 Governing Law.  The interpretation and enforceability of this Agreement and the rights and liabilities of the Members as such shall be governed by the laws of the State of Delaware as such laws are applied in connection with limited liability company operating agreements entered into and wholly performed upon in Delaware by residents of Delaware. To the extent permitted by the Delaware Act and other applicable law, the provisions of this Agreement shall supersede any contrary provisions of the Delaware Act or other applicable law.

12.8 Currency.  The functional currency of the Company shall be United States dollars. All cash Capital Contributions shall be made in United States dollars and, to the extent reasonably practicable, the books, records, reports and accounts of the Company shall be stated in United States dollars. No Member shall be entitled to receive cash distributions from the Company other than in United States dollars. In the event that it is necessary or convenient for Company purposes to apply an exchange rate between different currencies, the exchange rate shall be determined using publicly available indices.

12.9 Partnership for Tax Purposes Only.  As set forth in Section 2.1, the Members hereby form the Company as a limited liability company under the Act. The Members expressly do not intend hereby to form a partnership except insofar as the Company may be treated as a partnership solely for tax purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have first executed this Operating Agreement of Novas Energy North America, LLC as of the date first above written.

NOVAS ENERGY USA, INC.

By:	/s/ John W. Huemoller II
Name: John W. Huemoller II
Title: President

TECHNOVITA TECHNOLOGIES USA, INC.

By:	/s/ Kenneth Stankievech
Name: Kenneth Stankievech
Title: President

NOVAS ENERGY NORTH AMERICA, LLC

OPERATING AGREEMENT

SCHEDULE A

MEMBER INFORMATION

As of: October 22, 2015.

Name and Contact Information	Capital Contribution	Membership Interest
Technovita Technologies USA, Inc.
7750 E. McDonald Drive, Suite K Scottsdale, AZ 85250	$600,000	40%

Novas Energy USA, Inc.
1701 Commerce Street, 2nd Floor Houston, TX 77002	$900,000	60%

SCHEDULE B

MEMBERSHIP INTEREST ADJUSTMENT FORMULA

SCHEDULE C

INITIAL BUSINESS PLAN AND BUDGET

SCHEDULE D

EXEMPT EMPLOYEES

Section 11.3(a):

Ken Stankievech

Alexander Poustovoit

Tommy Andrews

Tom Lagerhausen

Casey Walters

Lorne Heppner

Section 11.3(b):

Trent Hunter

James McGowin